Exhibit 10.72

January 22, 2004

Mr. Charles R. Tutterow

Executive Vice President

JPS Industries, Inc.

555 North Pleasantburg Drive

Suite 202

Greenville, SC 29607

RE:	Promissory Note from JPS Industries, Inc. (“Borrower”) to Wachovia Bank, National Association (“Bank”) and further guaranteed by JPS Converter and Industrial Corp. (“Guarantor A”) and JPS Elastomerics Corp. (“Guarantor B”) (Guarantor A and Guarantor B, together, “Guarantors”) in the original principal amount of $35,000,000.00 as modified from time to time dated May 9, 2001, including any amendments (the “Note”)

Obligor # 4794862899 / Obligation # 1331016

Dear Chuck:

Bank, Borrower and Guarantors agree to extend the maturity of the Note on the terms and conditions set forth in this letter agreement.

Extension. Borrower and Guarantors acknowledge that the Note will mature on April 30, 2004. Borrower and Bank agree that the maturity of the Note shall be extended, on the same terms and conditions as presently in effect, to November 1, 2004, at which time the outstanding principal balance, accrued interest and all other amounts under the Note shall become due and payable. All periodic payments required under the Note shall be made during this extension period.

Affirmations of Borrower. Borrower affirms and represents that the most recent Commercial Loan Invoice received by Borrower with respect to the Obligations (as defined in the Note) is correct, that the Note, as modified hereby, and other Loan Documents as previously modified (as defined in the Note) are in full force and effect, that Borrower has no defense to payment or performance of the Obligations, that no setoffs against the Obligations exist, and that Borrower has no counterclaims against Bank. Borrower ratifies and confirms all provisions of the Note and other Loan Documents and affirms that the maturity date is the only provision of the Loan Documents that are being modified by this letter.

Please indicate your agreement with the terms, affirmations and representations of this letter agreement by signing it as provided below and returning it to the undersigned within 10 days of the date hereof. This Agreement may be signed in counterparts. Should you have any questions, do not hesitate to call.

Very truly yours,

Wachovia Bank, National Association

By:	/s/ James K Baumgardner

James K. Baumgardner
Senior Vice President

Borrower agrees to the terms of the above letter agreement this 22nd day of January, 2004 and certifies that this Agreement was executed in the State of South Carolina                                                       and delivered to Wachovia in the State of South Carolina

Borrower:

JPS Industries, Inc.

By:	/s/ Charles R. Tutterow

Its:	Executive VP & CFO
Date:	1/22/04

Guarantors:

JPS Converter and Industrial Corp.

By:	/s/ Charles R. Tutterow

Its:	Secretary
Date:	1/22/04

JPS Elastomerics Corp.

By:	/s/ Charles R. Tutterow

Its:	Secretary
Date:	1/22/04